UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2009

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Harris & Harris Group, Inc. (the "Company") will be held on May 5, 2009, at 3:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036.  This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction.  It has called this meeting for the following purposes:

1.	To elect 10 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2009;

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We encourage you to contact us at 877-846-9832, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on March 17, 2009, will be entitled to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting.  Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors,

March 25, 2009	Sandra M. Forman
New York, New York	Secretary

IMPORTANT:  PLEASE MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
THE MEETING DATE IS MAY 5, 2009.

(THIS PAGE LEFT BLANK INTENTIONALLY)

Harris & Harris Group, Inc.

111 West 57th Street
New York, New York  10019
(212) 582-0900

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2009

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Harris & Harris Group, Inc. (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming 2009 annual meeting of shareholders (the “Annual Meeting”), which will be held on Tuesday, May 5, 2009, at 3:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036, and at any postponements or adjournments thereof.  We are mailing this proxy statement and the accompanying notice and proxy card, along with our Company's Annual Report for the fiscal year ended December 31, 2008, on or about March 25, 2009.

ABOUT THE MEETING

What Is The Purpose Of The Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

1.
To elect 10 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified ("Election of Directors Proposal");

2.
To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2009 ("Ratification of Auditor Proposal"); and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled To Vote?

Only shareholders of record at the close of business on the record date, March 17, 2009, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting.  As of the record date, the Company had 25,859,573 shares of common stock outstanding.  If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

How Is A Quorum Determined?

Approval of any of the matters submitted for shareholder approval requires that a quorum be present.  Our Bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker "non-votes" will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

How Can I Vote?

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares).  If you properly sign and date the accompanying proxy card and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified.  If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice.  If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

What Does It Mean If I Receive More Than One Proxy Card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What Is Required To Approve Each Proposal?

Election of Directors.  For the Election of Directors Proposal, the directors will be elected by a plurality of the votes cast (that is, the 10 nominees who receive more affirmative votes than any other nominees will be elected).

Ratification of Auditor.  For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.

Other Matters.  All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

What Happens If I Abstain?

For purposes of the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no effect on the result of the vote.  If your broker holds your shares in its "street" name, the broker may vote your shares on the Election of Directors Proposal, the Ratification of Auditor Proposal and unspecified matters that come before the meeting even if it does not receive instructions from you.

What Happens If A Quorum Is Not Present At The Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, either with or without the vote of shareholders.  If we propose to have the shareholders vote whether to adjourn the meeting, the proxy holders will vote all shares for which they have authority in favor of the adjournment.  We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies.  An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Who Will Bear The Costs Of This Solicitation?

Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $6,500 plus out-of-pocket expenses.  We will pay the cost of this solicitation of proxies by mail.  Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation.  We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses.  It is estimated that those costs will be nominal.

May I Revoke My Vote?

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date.

How Many Shares Do The Company’s Principal Shareholders, Directors and Executive Officers Own?

Set forth below is information, as of March 17, 2009, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group.  Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners.  None of the shares owned by directors or officers have been pledged.  The information in the table below is from publicly available information that may be as of dates earlier than March 17, 2009.  At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than Charles E. and Susan T. Harris.  Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned(2)

Independent Directors:
W. Dillaway Ayres, Jr.	8,743	*
Dr. C. Wayne Bardin	31,611	*
Dr. Phillip A. Bauman	34,242(3)	*
G. Morgan Browne	37,726	*
Dugald A. Fletcher	28,860	*
Charles E. Ramsey	44,105	*
James E. Roberts	29,236	*
Richard P. Shanley	10,937	*

Interested Directors:
Douglas W. Jamison	328,454(4)	1.3
Lori D. Pressman	11,685	*

Named Executive Officers:
Alexei A. Andreev	299,141(5)	1.1
Charles E. and Susan T. Harris	2,239,752(6)	8.3
Michael A. Janse	286,028(7)	1.1
Daniel B. Wolfe	140,388(8)	*

All directors and executive officers as a group (18 persons)	3,841,972(9)	13.6
________________
* Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "1934 Act").
(2)
The percentage of ownership is based on 25,859,573 shares of common stock outstanding as of March 17, 2009, together with the exercisable options for such shareholder, as applicable.  In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife; 100 shares owned by Adelaide Polk-Bauman, Dr. Bauman's daughter; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman's daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman's daughter.  Ms. Milbry C. Polk is the custodian for the accounts of the three children.

(4)	Includes 306,811 shares that can be acquired upon the exercise of outstanding options.
(5)	Includes 288,872 shares that can be acquired upon the exercise of outstanding options.
(6)
Includes 1,039,559 shares owned by Mrs. Susan T. Harris, Mr. Harris's wife, 45,266 shares owned by Mr. Harris and 1,154,927 shares that can be acquired upon the exercise of outstanding options by Mr. Harris.  Mr. Harris retired from the Company on December 31, 2008, pursuant to the Company's Executive Mandatory Retirement Benefit Plan.

(7)	Amount represents 286,028 shares that can be acquired upon the exercise of outstanding options.
(8)	Includes 133,791 shares that can be acquired upon the exercise of outstanding options.
(9)	Includes 2,472,618 shares that can be acquired upon the exercise of outstanding options.

Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of March 17, 2009.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors
W. Dillaway Ayres, Jr.	$10,001 - $50,000
Dr. C. Wayne Bardin	Over $100,000
Dr. Phillip A. Bauman	Over $100,000
G. Morgan Browne	Over $100,000
Dugald A. Fletcher	Over $100,000
Charles E. Ramsey	Over $100,000
James E. Roberts	Over $100,000
Richard P. Shanley	$10,001 - $50,000

Interested Directors
Douglas W. Jamison (4)	Over $100,000
Lori D. Pressman (5)	$10,001 - $50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the 1934 Act.

(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.

(3)	The dollar ranges are based on the price of the equity securities as of March 17, 2009.

(4)	Denotes an individual who is an "interested person" as defined in the Investment Company Act of 1940 (the "1940 Act").

(5)	Denotes an individual who may be considered an "interested person" because of consulting work performed for us.

ELECTION OF DIRECTORS

(Proposal No. 1)

The 10 nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified.  All nominees currently serve as directors.  Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

Nominees

Certain information, as of March 17, 2009, with respect to each of the 10 nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.  All of the nominees have agreed to serve if elected and consent to being referred to in this Proxy Statement.  The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors.  Interested directors are "interested persons" as defined in the 1940 Act or persons who may be considered "interested persons" because of consulting work done for us.  All of the nominees are currently directors of the Company.  We do not have an advisory board.

Interested Directors

Douglas W. Jamison.  Mr. Jamison, age 39, has served as Chairman and Chief Executive Officer since January 1, 2009; as a Managing Director since January 2004; as President and as Chief Operating Officer from January 2005 to December 31, 2008; as Treasurer from March 2005 to May 2008; as Chief Financial Officer from January 2005 to December 2007; and as Vice President from September 2002 to December 2004.  He has been a member of our Board of Directors since May 2007.  Since January 1, 2009, he is the Chairman and Chief Executive Officer of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company, a Director since January 2005, and President from January 1, 2005 to December 31, 2008.  Mr. Jamison is a Director of Ancora Pharmaceuticals, Inc., of Mersana Therapeutics, Inc., and of Nextreme Thermal Solutions, Inc., privately held nanotechnology-enabled companies in which we have investments.  He is Co-Editor-in-Chief of "Nanotechnology Law & Business."  He is Co-Chair of the Advisory Board, Converging Technology Bar Association and a member of the University of Pennsylvania Nano-Bio Interface Ethics Advisory Board.  He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

Lori D. Pressman.  Ms. Pressman, age 51, has served as a member of our Board of Directors since March 2002.  She has served as a consultant to us on nanotechnology, microsystems, intellectual property and in our due diligence work on certain prospective investments.  She also acts as an observer for us at Board meetings of certain portfolio companies in the Boston area.  She is a business consultant providing advisory services to start-ups and venture capital companies, including certain of our portfolio companies.  She consults internationally on technology transfer practices and metrics for non-profit and government organizations.  She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE).  She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

Independent Directors

W. Dillaway Ayres, Jr.  Mr. Ayres, age 58, has served as a member of our Board of Directors since November 2006.  He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November 2000.  Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as a corporate executive, investment banker and entrepreneur.  He was graduated from Princeton University (A.B., English) and from the Columbia University Graduate School of Business (M.B.A., Finance).

Dr. C. Wayne Bardin.  Dr. Bardin, age 74, has served as a member of our Board of Directors since December 1994.  Since 1996, he has served as the President of Bardin LLC, a consulting firm to pharmaceutical companies.  His professional appointments have included: Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University, and Senior Investigator, Endocrinology Branch, National Cancer Institute.  He has also served as a consultant to several pharmaceutical companies.  He has been appointed to the editorial boards of 15 journals.  He has also served on national and international committees and boards for the National Institutes of Health, World Health Organization, The Ford Foundation and numerous scientific societies.  He was graduated from Rice University (B.A.), Baylor University (M.S., M.D.), and he received a Doctor Honoris Causa from the University of Caen, the University of Paris and the University of Helsinki.

Dr. Phillip A. Bauman.  Dr. Bauman, age 53, has served as a member of our Board of Directors since February 1998.  Since 1999, he has been Senior Attending of Orthopaedic Surgery at St. Luke's/Roosevelt Hospital Center in Manhattan, and since 2000, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital.  Since 2005, he was a founding member and has been on the Board of Managers for the Hudson Crossing Surgery Center.  Since 1997, he has been Assistant Professor of Orthopaedic Surgery at Columbia University.  Since 1994, he has been a Vice President of Orthopaedic Associates of New York.  He has served as a consultant to private equity venture capital groups, including Skyline Venture Capital, a group that specializes in venture capital related to medicine and health care.  He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the American Orthopaedic Foot and Ankle Society, the New York State Society of Orthopaedic Surgeons, the New York State Medical Society and the American Medical Association.  He was graduated from Harvard College (A.B.), Harvard University (A.M., Biology) and the College of Physicians and Surgeons at Columbia University (M.D.).

G. Morgan Browne.  Mr. Browne, age 74, has served as a member of our Board of Directors since June 1992.  Since 2004, he has been President and since 2000, a Trustee of Planting Fields Foundation, a supporting institution of Planting Fields Arboretum State Historic Park.  He is Chairman of the OSI Pharmaceuticals Foundation which supports cancer and diabetes patient care and science education.  He was a founding director of the New York Biotechnology Association.  He was graduated from Yale University (B.A.).

Dugald A. Fletcher.  Mr. Fletcher, age 79, was appointed Lead Independent Director on November 2, 2006.  Since 1996, he has served as a member of our Board of Directors. Since 1984, he has served as President of Fletcher & Company, Inc., a management consulting firm.  He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc.  He was graduated from Harvard College (A.B.) and Harvard Business School (M.B.A.).

Charles E. Ramsey.  Mr. Ramsey, age 66, has served as a member of our Board of Directors since October 2002. Since 1997, he has been a consultant.  He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital.  He is a member of the board of directors and Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua.  As Chairman Emeritus, he serves on the Executive, Personnel and Administration and Fund Development Committees.  He was graduated from Wittenberg University (B.A.).

James E. Roberts.  Mr. Roberts, age 63, has served as a member of our Board of Directors since June 1995.  Since January 2006, he has been President of AequiCap Insurance Company and since September 2007, President of AequiCap Program Administrators.  Mr. Roberts is also a senior officer of various other AequiCap affiliated entities.  From November 2002 to October 2005, he was Executive Vice President and Chief Underwriting Officer of the Reinsurance Division of Alea North America Company and Senior Vice President of Alea North America Insurance Company.  He was graduated from Cornell University (A.B.).

Richard P. Shanley.  Mr. Shanley, age 62, has served as a member of our Board of Directors since March 2007.  From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP.  During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings.  He served as lead audit partner primarily for biotech, pharmaceutical and high-tech companies, including companies enabled by nanotechnology.  He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance.  He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  He is currently serving his fourth term on the New York State Society of CPA's Professional Ethics Committee.  He is a licensed Certified Public Accountant in New York.  He was graduated from Fordham University (B.S.) and Long Island University (M.B.A. in Accounting).

Board of Directors and Committees

In 2008, there were seven meetings of the Board of Directors of the Company, and the full Board acted five times by unanimous written consent.  During 2008, no director attended fewer than 75 percent of the total Board of Directors' meetings and applicable committee meetings on which each director served.

Our policy is that at least a portion of our directors are encouraged to attend annual meetings of shareholders.  In 2008, all of the Company's directors attended the annual meeting of shareholders.

Communications with the Board of Directors

Shareholders and other interested parties may contact the Board, Dugald A. Fletcher, our Lead Independent Director, or any member of the Board by mail.  To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title.  All such correspondence should be sent c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.  Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

Board Committees

The Company's Board of Directors currently has six committees comprised of the following members in 2008, all of whom except Mr. Jamison are independent under the rules of the Nasdaq Global Market and "not interested" directors for the purposes of the 1940 Act:

Executive	Audit	Compensation

Charles E. Harris*	Richard P. Shanley (1)	James E. Roberts (1)
Douglas W. Jamison (1)	W. Dillaway Ayres	Dr. Phillip A. Bauman
Dr. C. Wayne Bardin	G. Morgan Browne	Dugald A. Fletcher
G. Morgan Browne	Dugald A. Fletcher	Charles E. Ramsey
Charles E. Ramsey	James E. Roberts
* Chairman until December 31, 2008. (1) Denotes the Chairman of the Committee.

Nominating	Valuation	Independent Directors

Dr. C. Wayne Bardin(1)	G. Morgan Browne (1)	Dugald A. Fletcher (1)
W. Dillaway Ayres	W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. C. Wayne Bardin	Dr. C. Wayne Bardin
Richard P. Shanley	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
	Dugald A. Fletcher	G. Morgan Browne
	Charles E. Ramsey	Charles E. Ramsey
	James E. Roberts	James E. Roberts
	Richard P. Shanley	Richard P. Shanley

   (1)         Denotes the Chairman of the Committee.

Executive Committee. The Executive Committee may meet from time to time between regular meetings of the Board of Directors for strategic planning and to exercise the authority of the Board to the extent provided by law.  The Executive Committee did not meet as a separate committee and did not act by unanimous written consent in 2008.

Audit Committee. The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions; (ii) monitors the independence and performance of our independent registered public accountants; (iii) provides a means for open communication among our independent registered public accountants, financial and senior management, and the Board; and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board of Directors.  A current copy of the Audit Committee Charter of the Company is available on our website (http://www.tinytechvc.com/newsite/PDFs/Audit.pdf).  The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee.  The Audit Committee met four times and did not act by unanimous written consent in 2008.  The Audit Committee has selected, and a majority of the Board of Directors has ratified, PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to shareholder approval.

Audit Committee's Pre-Approval Policies

In 2008, the Audit Committee of the Company has pre-approved all audit and non-audit services provided by PwC to us.  The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2008 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors' independence, and (iv) based on the review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

Respectfully,

Members of the Audit Committee

Richard P. Shanley (Chairman)
Dugald A. Fletcher
W. Dillaway Ayres
G. Morgan Browne
James E. Roberts

Compensation Committee.  The Compensation Committee (the "Committee") annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation -- of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation.  The Committee is composed entirely of Independent Directors, as defined in the 1940 Act and under the NASDAQ listing standards.  Each of the committee members is also a “non-employee director” as defined in Section 16 of the 1934 Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986 (the "Code").  The Committee also annually reviews benefits for all employees.  The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis ("CD&A") beginning on page 17.  The Committee met five times and acted by unanimous written consent once in 2008.

The Company's full Board ultimately makes the final decisions regarding the Chief Compliance Officer's compensation as required by Rule 38a-1 under the 1940 Act and also approves grants under the Equity Incentive Plan made by the Committee for all employees.

The Compensation Committee Charter is available on the Company's website (http://www.tinytechvc.com/newsite/PDFs/Compensation.pdf).

Role of Compensation Consultant

In 2008, the Committee engaged Johnson Associates to advise it on relevant executive pay and related issues.  Mr. Roberts, the Chairman of the Committee, and Ms. Forman, in her role as Director of Human Resources, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Committee's goals with respect to compensation in general and specifically the granting of long-term and short-term equity incentive awards.  Mr. Jamison, our Chief Executive Officer, also participated in conversations with Johnson Associates regarding the granting of long-term and short-term equity incentive awards.  During 2008, Johnson Associates assisted the Committee by:

•	Reviewing the Company's competitive market data with respect to private venture capital firms, public companies with similar market capitalizations and compliance professionals;

•	Providing recommendations for the option awards granted to employees in 2008 and proposing awards for grants in 2009; and

•	Reviewing the CD&A.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Committee in 2008.

All members of the Committee are independent directors and none of the members are present or past employees of the Company.  No member of the Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the 1934 Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

James E. Roberts (Chairman)
Dugald A. Fletcher
Charles E. Ramsey
Dr. Phillip A. Bauman

Nominating Committee. The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders.  The Nominating Committee met once and did not act by unanimous written consent in 2008.

The Nominating Committee will consider director candidates recommended by shareholders.  In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate.  The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.  To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating Committee, a completed and signed director's questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct.  In addition, the Nominating Committee examines a candidate's specific experience and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.  The Nominating Committee also seeks to have the Board represent a diversity of experience.  We do not pay any third party a fee to assist in the process of identifying and evaluating candidates.  The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder.

The Nominating Committee operates pursuant to a written charter approved by our Board of Directors.  The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee.  The Nominating Committee Charter is available on our website (http://www.tinytechvc.com/newsite/PDFs/Nominating.pdf).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes, pursuant to our Valuation Procedures that were established and approved by the Board of Directors.  The Valuation Committee met six times and did not act by unanimous written consent in 2008.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board of Directors, overseeing compliance and making the required determinations pursuant to the 1940 Act.  All of the Independent Directors are members of the committee.  The Independent Directors Committee met four times and did not act by unanimous written consent in 2008.

Executive Officers

Our executive officers who are not nominees for directors are set forth below.  Information relating to our executive officers who are nominees for directors is set forth under "Election of Directors – Nominees."  Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel B. Wolfe.  Mr. Wolfe, age 32, has served as President and Chief Operating Officer since January 1, 2009, as Chief Financial Officer and as a Managing Director since January 2008 and as Treasurer since May 2008.  He served as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, and as Vice President from July 2004 to January 2008.  Since January 1, 2009, he is President and a Director of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company.  He is a director of Laser Light Engines, Inc., and of SiOnyx, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004).  He was graduated from Rice University (B.A., Chemistry), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was an NSF Predoctoral Fellow.

At our request, Mr. Wolfe was interim Chief Executive Officer of Evolved Nanomaterial Sciences, Inc. ("ENS"), one of our portfolio companies, from July 1, 2007, to September 28, 2007.  ENS filed for Chapter 7 bankruptcy on September 30, 2007.

Alexei A. Andreev.  Mr. Andreev, age 37, has served as an Executive Vice President and as a Managing Director since March 2005.  From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm.  He is a director of CSwitch, Inc., of D-Wave Systems, Inc., and of Xradia, Inc., privately held nanotechnology-enabled companies in which we have investments.  He was graduated with honors in Engineering/Material Sciences (B.S.), in Solid State Physics (Ph.D.) from Moscow Steel and Alloys Institute and from Stanford Graduate School of Business (M.B.A.).

Michael A. Janse.  Mr. Janse, age 40, has served as an Executive Vice President and as a Managing Director since April 2007.  From January 2007 to April 2007, he was a Principal with ARCH Venture Partners and was an Associate from June 2002 to January 2007, following earlier roles as an intern and then consultant.  He concentrated on investment opportunities in advanced semiconductor products, nanotechnology, and novel materials.  He is a director of Adesto Technologies Corp., of Innovalight, Inc., and of Laser Light Engines, Inc., privately held nanotechnology-enabled companies in which we have investments.  He was graduated from Brigham Young University (B.S., Chemical Engineering) and The University of Chicago (M.B.A.).

Sandra Matrick Forman, Esq.  Ms. Forman, age 43, has served as General Counsel, as Chief Compliance Officer and as Director of Human Resources since August 2004, and as our Corporate Secretary since January 1, 2009.  From 2001 to 2004, she was an Associate at Skadden, Arps, Slate, Meagher & Flom LLP, in the Investment Management Group.  She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and from the University of California Los Angeles (J.D.), where her honors included Order of the Coif and membership on the Law Review.  She is currently a member of the working group for the National Venture Capital Association model documents.

Misti Ushio.  Ms. Ushio, age 37, has served as a Vice President and Associate since May 2007. From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University.  From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group. She is a member of the Nanotechnology Institute Corporate Advisory Group of Philadelphia, Pennsylvania.  She was graduated from Johns Hopkins University (B.S., Chemical Engineering), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Patricia N. Egan. Ms. Egan, age 34, has served as Chief Accounting Officer, as a Vice President and as Senior Controller since June 2005.  From June 2005 to December 2005, from August 2006 to March 2008 and from May 2008 to December 31, 2008, she served as an Assistant Secretary.  Since January 2006, she has served as Treasurer and as Secretary of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company.  From 1996 to 2005, she served as a Manager at PricewaterhouseCoopers LLP in its financial services group. She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service.  She is a Certified Public Accountant.

Mary P. Brady. Ms. Brady, age 47, has served as a Vice President and as Controller since November 2005.  From November 2005 to March, 2008, she served as an Assistant Secretary.  From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group.  She was graduated Summa Cum Laude from Lehman College (B.S., Accounting).  She is a Certified Public Accountant.

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related party transactions.  Other than these transactions, for the fiscal year ended December 31, 2008, there were no transactions, or proposed transactions, exceeding $120,000 in which the registrant was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented procedures, which are set forth in the Company's Compliance Manual.  Our Audit Committee must review in advance any "related party" transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest.  The Board of Directors reviews these procedures on an annual basis.

In addition, the Company's Code of Conduct for Directors and Employees ("Code of Conduct"), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual's personal interests and the interests of the Company.  Pursuant to the Code of Conduct, which is available on our website at http://www.tinytechvc.com/newsite/PDFs/ Conduct.pdf, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer.  The Independent Directors Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance.  If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2008 complied with the filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion & Analysis ("CD&A") describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2008 (the "named executive officers"), who in 2008 held the following roles:

•	Charles E. Harris, Chairman, Chief Executive Officer and a Managing Director;
•	Douglas W. Jamison, President, Chief Operating Officer and a Managing Director;
•	Daniel B. Wolfe, Chief Financial Officer and a Managing Director;
•	Alexei A. Andreev, an Executive Vice President and a Managing Director; and
•	Michael A. Janse, an Executive Vice President and a Managing Director.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year.  We also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year.  Pursuant to our Compensation Committee's written charter, the Committee oversees the design and administration of our executive compensation program.  The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Program Objectives and Philosophy

In General. The objectives of the Company's compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving company resources;
•	maintain our leadership position as a venture capital firm specializing in nanotechnology and microsystems; and
•	align management's interests with shareholders' interests.

To achieve the above objectives, the Committee designed a total compensation program in 2008 for our named executive officers composed of a base salary, a bonus opportunity and equity awards in the form of stock options.  The Committee believes that the equity component of compensation is a crucial component of our compensation package.  Short-term and long-term vesting stock options are utilized for short-term and long-term incentive, and to make the Company's compensation program more competitive, particularly with compensation programs of private partnerships that, unlike the Company, are able to award carried interests taxable as long-term gains and to permit co-investments in deals.  Such private partnerships also are more easily able to pay cash bonuses because of their fee structure and because they do not have the expenses associated with being publicly traded.  Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine whether the compensation program is providing its intended results.

The Committee believes that retention is especially important for a company of our size (11 employees) and the specialized nature of our business.  Our employees have been selected and trained to support our focus on investment in companies enabled by nanotechnology and microsystems, and the administration necessary to comply with the specialized regulatory environment required of a business development company.  Our nanotechnology focus requires highly specialized scientific knowledge.  There are relatively few individuals who have both such scientific knowledge and venture capital experience.  Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime.  Because there are very few business development companies, it would be difficult to find replacements for certain executive, legal and financial positions.

Competitive Market.  For our investment team members, the competition for retention and recruitment is primarily private venture capital firms, hedge funds, venture-backed nanotechnology companies and, to a lesser extent, investment banking firms.  Venture capital funds commonly pay at least 20 percent of the profits (including capital gains), or carried interest, of each newly raised fund to the management firm, which awards interests to its partners and employees.  For our legal and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies and legal and accounting firms.  The Company does not have a readily identifiable peer group, because most business development companies are not early stage venture capital companies, and most other early stage venture capital companies are not publicly traded.  Thus, we do not emphasize the use of peer comparison groups in the design of our compensation program.  As one factor in determining compensation, we utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by an independent compensation consultant.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our Chief Executive Officer (for compensation other than his own, which for Mr. Harris was subject to an employment agreement as discussed below) in the context of the Committee's compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above.  For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act).

In 2008, an independent compensation consultant, Johnson Associates, supplied the Committee with market data on all positions.  The information provided for 2008-2009 was for private equity firms, venture capital firms and investment management firms, and was adjusted to reflect compensation for a venture capital firm with $100 – $200 million in assets under management.  Data was also provided for public companies with comparable market capitalizations.  Further data was provided for 1940 Act compliance personnel (collectively, the "Identified Group").  The independent consultant did not identify the names of companies included in the Indentified Group.  The Committee considers recommendations from the Chief Executive Officer regarding salaries, along with factors such as individual performance, current and potential impact on Company performance, reputation, skills and experience.  When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company's status as a 1940 Act company and owing to its nanotechnology specialty.  The Committee also considers the highly specialized nature of certain positions in determining overall compensation. In 2008, a key factor in compensation was the increasing importance of retention of key employees owing to the retirement of Mr. Harris on December 31, 2008, pursuant to the Company’s Executive Mandatory Retirement Plan.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our Chief Executive Officer and our General Counsel, each of whom leaves the meeting when his/her compensation is reviewed.

Regulatory Considerations.  The 1940 Act permits business development companies to either pay out up to 20 percent of net income after taxes through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of a stock option plan.  The exercise price of stock options may not be less than the current market value at the date of issuance of the options.

We have applied for exemptive relief from the SEC to permit us to issue restricted stock to employees pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Stock Plan") and to permit non-employee directors to participate in the Stock Plan.  Until such time as we receive such exemptive relief and such provisions are approved by shareholders, we will not issue any shares of restricted stock, and our non-employee directors will not participate in the Stock Plan.

The Company has been informed that the SEC has commenced its review of the exemptive application, and we have received and responded to formal written comments.  We cannot, however, evaluate whether or when an order regarding our application for the relief requested may be granted.

We have also designed our Stock Plan with the intention that awards made thereunder generally will qualify as performance-based compensation under Section 162(m) of the Code, but we reserve the right to pay amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.  Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer), to the extent that compensation exceeds $1 million per covered officer in any fiscal year.  However, if compensation qualifies as performance-based, the limitation does not apply.

Our status as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company.  Under Subchapter M, the Company cannot deduct operating expenses from its long-term capital gains, which are its most significant form of income.  The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation.

Compensation Components

The principal elements of our executive compensation program for 2008 are base salary, bonus, equity and other benefits and perquisites.  The Committee believes that each element is essential to achieve the Company's objectives as set forth above.  The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining the Company's competitiveness versus private venture capital funds while meeting the expenses of complying with the regulatory requirements of a publicly traded company.  Therefore, the equity component of compensation is key to keeping overall compensation competitive, while making prudent use of the Company's resources.

Base Salaries.  We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary.  We review base salaries for our named executive officers annually.  In 2008, the Committee compared salary ranges for all executive officers against the Identified Group.  Base salaries are generally adjusted annually for inflation and also based on changes in the marketplace and an executive's individual performance, salary position among peers, career growth potential and/or a change in responsibilities.  Other than Mr. Harris, whose salary was set pursuant to his employment agreement as described below, all of the named executive officers are Managing Directors and are paid the same base salary.

Effective January 1, 2008, the base salary of Daniel B. Wolfe was increased from $210,000 in 2007 to $274,770 in 2008, because of his promotion from Vice President to Chief Financial Officer and a Managing Director.  This increase puts his base salary on parity with the other Managing Directors.

All other named executive officers received cost of living adjustments in 2008.  There presently are no contemplated increases in base salary for any of the named executive officers in 2009, other than cost-of-living adjustments.

Bonuses.  We have been informed by the Committee’s independent compensation consultant that historically our overall compensation has not always been competitive for our named executive officers because we have not always paid bonuses.  If the named executive officers, however, do not receive sufficient cash from the exercise and sale of stock options in a year to provide market-competitive total compensation, as determined by the Committee, and based on advice from the independent compensation consultant, the Committee may pay the named executive officers cash bonuses.  In 2008, the named executive officers, exclusive of Mr. Harris who retired on December 31, 2008, each received a $75,000 bonus based on data obtained from the compensation consultant.  The Committee believes that retention of key employees is crucial because of the specialized nature of our business as described more fully below.  Additionally, the Committee has considered that, owing to the retirement of Mr. Harris, the importance of retaining the other team members has increased.  Based on market conditions, our cash position and the size of our assets, the Committee may exercise its discretion not to award bonuses that are market competitive.

In 2008, we learned from the compensation consultant that current market conditions and the credit crisis have reduced the overall compensation paid to the employees of the Identified Group, and bonuses were determined accordingly.  If such market conditions continue throughout 2009, our total compensation may be more competitive in 2009, even without cash bonuses or the exercise of stock options.

Equity Incentive Awards.

In General

Commencing in 2006, we have provided the opportunity for our named executive officers and other employees to earn long-term and short-term equity incentive awards.  Equity incentive awards in the form of options potentially generate cash for the Company that can be used for portfolio company investments and for working capital.

Long-Term Equity Incentive Awards

The long-term equity incentive awards provide employees with the incentive to stay with us for long periods of time, which in turn provides us with greater stability.  In 2008, all options granted expired in nine to ten years and were considered long-term equity incentive awards.  Long-term equity incentive awards are meant to substitute for carried interest that our investment professionals would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes.  Further, that carried interest is usually in the form of long-term capital gains, not ordinary income.  The Committee believes that strategically timed awards of restricted stock are also important to ensuring the retention, stability and desired succession of executive talent, but the Company is not permitted to grant awards of restricted stock unless the Company receives an exemptive order from the SEC to do so.  On July 11, 2006, we filed an application with the SEC to obtain such exemptive relief (as described above) and the Company has responded to comments from the SEC on the application.  If we receive the exemptive relief, the Committee will not grant any awards of restricted stock unless an amended or new Stock Plan providing for restricted stock awards is approved by shareholders.  It is currently anticipated that such awards would be long term.

Short-Term Equity Incentive Awards

Short-term equity incentive awards help to motivate employees in the short term.  Without cash bonuses or cash retained through the exercise and sale of short-term options, the Committee's independent compensation consultant has advised that certain key positions are not competitive when compared with the Identified Group.  Short-term equity incentive awards also permit each executive officer to increase his/her ownership in Company stock, pursuant to minimum share ownership guidelines established by our Board.  Short-term vesting periods also have the potential of generating cash for the Company in the short term, through the purchase of stock in the course of the exercise of options that can be used for making venture capital investments and for working capital.  In 2009, it is anticipated that 75 percent of option awards will be short-term awards that expire within two years.

Awards Under the Stock Plan

In accordance with the Stock Plan, which was approved by shareholders at the 2006 Annual Meeting of Shareholders, the Committee can issue options from time to time for up to 20 percent of the total shares of stock issued and outstanding.  Thus, the number of shares of stock able to be reserved for the grant of awards under the Stock Plan will automatically increase (or decrease) with each increase (or decrease) in the number of shares of stock issued and outstanding.  The Board intends to increase the number of shares reserved for stock option grants (currently 5,171,915) from time to time as the number of outstanding shares increases.  The Committee may grant awards under the Stock Plan to the full extent permitted at the time of each grant in order to compete with the Identified Group by retaining the specially qualified and trained personnel that have been carefully recruited and developed for the Company's specialized business.  Because our primary competitors are organized as private partnerships, they do not have the overhead of a publicly traded company.  As a consequence, unlike the Company, they can afford for cash compensation to be a larger percentage of their total expenses.  Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains.  They also, unlike us, are permitted to grant their employees co-investment rights.

Under the Stock Plan, no more than 25 percent of the shares of stock reserved for the grant of the awards under the Stock Plan may be restricted stock awards at any time during the term of the Stock Plan.  If any shares of restricted stock are awarded, such awards will reduce on a percentage basis the total number of shares of stock for which options may be awarded.  If we do not receive exemptive relief from the SEC to issue restricted stock, all shares granted under the Stock Plan must be subject to stock options.  If we were to receive such exemptive relief and were to issue the full 25 percent of the shares of stock reserved for grant under the Stock Plan as restricted stock, no more than 75 percent of the shares granted under the Stock Plan could be subject to stock options.  No more than 1,000,000 shares of our common stock may be made subject to awards under the Stock Plan to any individual in any year.

On March 19, 2008, the Committee and the full Board of Directors of the Company approved a grant of individual Non-Qualified Stock Option ("NQSO") awards for certain officers and employees of the Company. Options to purchase a total of 348,032 shares of stock were granted with vesting periods ranging from March 2009 to March 2012 and with an exercise price of $6.18, which was the closing volume weighted average price of our shares of common stock on the date of grant.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

On August 13, 2008, the Committee and the full Board of Directors of the Company approved a grant of individual NQSO awards for certain officers and employees of the Company.  Options to purchase a total of 1,163,724 shares of stock were granted with vesting periods ranging from December 2008 to August 2012 and with an exercise price of $6.92, which was the closing volume weighted average price of our shares of common stock on the date of grant.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

The Committee has generally granted the same number of stock options to each of the Managing Directors, with the exception of Mr. Harris as discussed below, regardless of any other corporate duties that an individual Managing Director may have.

The number of options per employee and the vesting and expiration dates were originally proposed by the independent consultant after conversations with the Chairman of the Committee and input from the Chief Executive Officer (with respect to options other than his own).  All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date, except for certain retirees.  All stock option awards to the named executive officers will be subject to share ownership guidelines (as described below on page 26).

The Committee plans to give quarterly, rather than annual, grants to executive officers in any quarter in which there are options available to grant and there is an “open window” in which to grant options.  The Committee believes that giving four smaller grants quarterly, rather than one annual grant, will more closely align employees' interests with those of shareholders.  We do not time stock option grants in coordination with the release of material, non-public information, nor do we time the release of material, non-public information for the purpose of affecting the value of executive compensation.  All Committee meetings for the purpose of granting options are scheduled well in advance of the meeting.

Option grants in 2008 were not subject to performance goals.  Other than stock options being tied to stock price, no other items of corporate performance were taken into account at the time of grant, because of the difficulty of determining annual performance metrics.  Business development companies like us do not report earnings per share; moreover, write-downs and write-offs of investments are an expected part of our risk-seeking strategy, and it is not uncommon for even our most successful investments to take years to come to fruition.  The Committee may create performance goals for the vesting of restricted stock (subject to receipt of an exemptive order).  If performance goals are used in the future, the Board will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives.  Statement of Accounting Standards 123(R) "Share-Based Payment" ("FAS 123(R)"), requires us to record the fair value of equity awards on the date of grant as a component of equity.  We account for the Stock Plan in accordance with the provisions of FAS 123(R), which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital.  The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value.  Thus, the granting of options is expected to have no net impact on our net asset value.  If and when the options are exercised, the net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price.  As a result, although we consider the accounting treatment of granting options, we do not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Additionally, we do not record tax benefits associated with expensing of stock options, because we intend to qualify as a RIC under Subchapter M of the Code.  As a RIC, we cannot use all of our existing operating expenses for tax purposes.

10b5-1 Plans

We have established a policy of permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act.  The policy allows our participating officers to adopt a pre-arranged stock trading plan to sell pre-determined amounts of our common stock over a period of time.  This policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of stock options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

Benefits and Perquisites.  We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, discussed more fully below, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We also offer participation in our defined contribution 401(k) plan.  For the year ended December 31, 2008, the Committee approved a 401(k) plan match of 100 percent of employee contributions.  With the retirement of Mr. Harris on December 31, 2008, our executive officers, including our Chief Executive Officer, Mr. Jamison, generally receive the same benefits and perquisites as our full-time administrative employees.  Mr. Harris’s perquisites were provided for in his employment agreement as set forth below.

Profit Sharing.  Prior to the adoption of the Stock Plan, the Company maintained the Amended and Restated Harris & Harris Group, Inc. Employee Profit-Sharing Plan (the "2002 Plan").  Under the 2002 Plan, approximately 90 percent of the amount determined as "qualifying income" was paid out to participants pursuant to distribution percentages determined by the Committee.  The remaining payment was paid out after we finalized our tax returns for each plan year.  Effective May 4, 2006, the 2002 Plan was terminated.  On January 31, 2007, a final profit sharing award of $261,661 was paid to certain participants related to the 2005 plan year after finalization of our tax returns for 2005.  Please see the "Non-Equity Incentive Plan Compensation" column and accompanying footnote in the 2008 Summary Compensation Table for more information about profit-sharing awards.

Internal Pay Equity.  In 2008, the Committee discussed the internal pay equity of the named executive officers.  The Committee noted that Mr. Harris's compensation was appropriate based on his role as Founder and on the unique qualifications and skills required for the Chief Executive Officer position in our Company.  The Committee further noted that our investment professionals work together as a team rather than as a collection of individuals, which was the basis for the Committee's decision to pay all Managing Directors (except for Mr. Harris) identically.  In 2009, it is anticipated that all Managing Directors will receive the same compensation regardless of any other corporate duties, such as Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer.  The Committee believes that, on a small team, all members must pull their full weight.  Accordingly, the Committee believes that the team approach to compensation promotes teamwork among the Managing Directors.  The Committee further noted that the Managing Directors should receive more stock options than other employees based on their income-generating role and to keep their total compensation competitive with the Identified Group.

Compensation of our Chief Executive Officer

In 2008, our Chief Executive Officer was Charles E. Harris.  Mr. Harris, who also was our Chairman and a Managing Director, retired on December 31, 2008, pursuant to our mandatory retirement plan for senior executives. The Committee reviewed all elements of the compensation of Mr. Harris on an annual basis and then made a determination about his compensation without his presence, subject to his employment agreement.

Pursuant to that agreement, as most recently amended as of August 2, 2007 (the "Employment Agreement"), during the period of employment, Mr. Harris was to receive compensation in the form of base salary, with automatic yearly adjustments to reflect inflation, which amounted to a minimum required base salary of $246,651 for 2006.  In addition, the Board could increase such salary, and subsequently decrease it, but not below the level provided for by the automatic adjustments described above.  Mr. Harris's base salary for 2006 was increased to $300,000 (thereby also increasing his SERP benefit as described below).  Mr. Harris's base salary for 2007 and 2008 was increased to $306,187 and $314,623, respectively, based on cost-of-living adjustments.

In 2008, the Committee granted to Mr. Harris the following stock options:

	Expiration Date of Options	Year of Vesting 2008	Exercise Price
9.4 Yr NQSO (vest 100% on 12/31/08)	12/27/2017	187,039	$6.92

The amount of options granted to Mr. Harris was based on creating long-term incentives for Mr. Harris with respect to strategy and investment, balance sheet, personnel and lease decisions despite his scheduled retirement, in recognition of his role as Founder of the Company, and as an incentive for him to sign upon his retirement a non-compete agreement covering the period after his retirement.  On July 31, 2008, Mr. Harris and the Company entered into such an agreement, which prohibits competition with the Company for the longer of (a) three (3) years from the date of the agreement, or (b) the entire duration for which he may exercise any stock option pursuant to the Company’s equity incentive plan.

Under his employment agreement, Mr. Harris was entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments, for which salaried employees are eligible.  Under the Employment Agreement, we furnished Mr. Harris with certain perquisites, which included a company car, health-club membership, personal trainer, membership in certain social or country clubs, reimbursement for an annual physical examination and up to a $5,000 annual reimbursement, adjusted for inflation, over the period of the agreement, for personal financial or tax advice.

The Employment Agreement also provided Mr. Harris with life insurance for the benefit of his designated beneficiary in the amount of at least $2,000,000; provided reimbursement for uninsured medical expenses, not to exceed $10,000 per annum, adjusted for inflation, over the period of the agreement; provided Mr. Harris and his spouse with long-term care insurance; and provided Mr. Harris with disability insurance providing for continuation of 100 percent of his base salary for a specified period.  These benefits were for the term of his employment with us.

Mr. Harris's Employment Agreement also provided for a supplemental executive retirement plan (the "SERP") and a severance compensation agreement for his benefit.  See "2008 Non-Qualified Deferred Compensation" below for more information about the SERP.  For more information about Mr. Harris's severance compensation, please see "Potential Payments upon Termination or Change in Control" below.

The Committee determined that the Employment Agreement, the severance compensation agreement and the awards made to Mr. Harris in 2008 pursuant to the Stock Plan were appropriate based on the unique qualifications and skills required for his role as Founder of the Company and as the Chief Executive Officer position in our Company.  Our Chief Executive Officer must have expertise in managing a public company, managing a business development company and managing a venture capital company.  He must also have knowledge of nanotechnology and microsystems, have stature within both the nanotechnology community and the venture capital community and have relationships with the investment banking community.

With the retirement of Mr. Harris on December 31, 2008, no employees have employment agreements, and Mr. Jamison, our new Chief Executive Officer, receives the same benefits as our other salaried employees.

Share Ownership Guidelines

Officers:

Each Section 16 reporting executive officer may establish a 10b5-1 plan to exercise and sell (through a cashless exercise) up to 95 percent of the options granted to that individual in each grant by the Board of Directors.  The remaining five percent of these options must be available to meet the following retention requirements.

For example, if an officer sells 9,500 shares in a cashless exercise, he or she must use a portion of the net proceeds received to exercise and hold 500 shares.

Each Section 16 reporting executive officer is subject to this retention requirement until such time as he or she meets a minimum share ownership percentage level.  For the Managing Directors, the share ownership percentage level is 2.5 percent of the total shares issued and outstanding.  For other deal team members (including the General Counsel, Chief Accounting Officer and Investment Team Associate) the percentages are a smaller percentage of the issued and outstanding shares based on the number of options granted as compared with the number granted to the Managing Directors.

Directors:

The Board of Directors believes that the Company's directors should also own and hold common stock of the Company to further align their interests and actions with interests of the Company's shareholders.  Members of the Board of Directors who are not also officers of the Company are encouraged to buy shares of the Company's common stock with an appropriate percentage (as determined by each director) of the fees received for their service on the Board or Board committees, and to hold those shares as long as they serve on the Board.  In order to facilitate these acquisitions, the Company will assist in establishing a brokerage account in each director’s name at a brokerage firm approved by the applicable director.  The Company will obtain from each director on an annual basis a participation election that will identify the percentage, if any, of the director’s fees for services (including the retainer) that he or she directs to be used to purchase shares of the Company’s stock on the open market.  The Company will thereafter deposit such amounts in the applicable director’s broker account at the time that fees are paid.  The Company, the broker and the directors will work together to take all actions necessary such that the purchases of Company shares are made in accordance with the requirements of Rule 10b5-1 under the 1934 Act.  In 2008, the directors collectively bought 50,069 shares in the open market.

Remuneration of Named Executive Officers

2008 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2008, December 31, 2007, and December 31, 2006, of the cash and non-cash compensation paid to our named executive officers.  The primary elements of each named executive officer's total compensation reported in the table are base salary, bonus and equity incentives consisting of stock options.  The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)(4)(6)(7)	Total ($)
Charles E. Harris Chairman of the Board, Chief Executive Officer, Managing Director(5)	2008 2007 2006	314,623 306,187 300,000	0 0 0	2,225,350 3,374,224 2,034,482	0 0 29,067	4,141 42,063 54,692	432,590 418,479 405,628	2,976,704 4,140,953 2,823,869
Douglas W. Jamison President, Chief Operating Officer, Chief Financial Officer (2007), Managing Director	2008 2007 2006	274,770 267,403 262,000	75,000 0 0	795,931 953,931 668,677	0 0 3,957	0 0 0	15,500 15,500 15,000	1,161,201 1,236,834 949,634
Daniel B. Wolfe Chief Financial Officer and Managing Director (2008) Former Vice President	2008 2007 2006	274,770 210,000 175,000	75,000 0 0	401,956 438,159 322,130	0 7,849 56,416	0 0 0	15,500 15,500 15,000	767,226 663,661 576,393
Alexei A. Andreev Managing Director, Executive Vice President	2008 2007 2006	274,770 267,403 262,000	75,000 0 0	724,448 897,250 668,677	0 0 0	0 0 0	15,500 15,500 15,000	1,089,718 1,180,153 945,677
Michael A. Janse Managing Director, Executive Vice President(8)	2008 2007 2006	274,770 184,211 0	75,000 0 0	792,957 873,201 0	0 0 0	0 0 0	15,500 45,500 0	1,158,227 1,102,912 0

(1)
The figures in this column do not represent amounts actually paid to the named executive officers, but represent the aggregate dollar amount of compensation cost recognized by us in 2008, 2007 and 2006 under FAS 123(R) for options granted in 2008 and prior years.  We use the Black-Scholes model to calculate compensation cost under FAS 123(R).  You may find more information about the assumptions we use in the Black-Scholes model under "Fair Valuation of Option Awards."

(2)
In 2006, these amounts represent the actual amounts earned as a result of realized gains during the year ended December 31, 2005, and paid out in 2006 and 2007, under the Harris & Harris Group Employee Profit-Sharing Plan.  These 2006 amounts are in addition to the $1,107,088 for Mr. Harris and $165,308 for Mr. Jamison reported in the 2005 proxy and were determined in 2006 based on the finalization of our 2005 tax returns.

(3)	Represents increase in pension obligation. There were no preferential or above market earnings on Mr. Harris's deferred compensation.

(4)
The amounts reported for Mr. Harris for 2008 represent actual amounts of benefits paid or payable including personal use of an automobile, membership in a private club totaling $11,569, membership in a health club and use of a trainer totaling $10,601, medical care reimbursement, consultation with a financial planner totaling $20,214, long-term disability insurance, group term-life insurance, long-term care insurance for him and his wife and $20,500 in employer contributions to the Harris & Harris Group, Inc. 401(k) Plan.  It also includes the employer contribution to his SERP totaling $314,623.

(5)	In 2008, 2007 and 2006, Mr. Harris's wife received compensation of $24,000, $25,000 and $21,000, respectively, for serving as our Secretary.

(6)	The amounts reported for Mr. Janse for 2007 represent qualified moving expenses paid totaling $30,000 and $15,500 in employer contributions to the Harris & Harris Group 401(k) Plan.

(7)
Except for Mr. Harris (see footnote 4 above) and Mr. Janse (see footnote 6 above), amounts reported for 2008 represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan.  The named executive did not earn any other compensation reportable in this column for 2008 that met the threshold reporting requirements.

(8)	Mr. Janse joined the Company in April 2007.

Fair Valuation of Option Awards

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model as permitted by FAS No. 123(R).  The stock options were awarded in five different grant types, each with different contractual terms.  The assumptions used in the calculation of fair value using the Black-Scholes model for each contract term for grants in 2008 were as follows:

		Number	Expected	Expected	Expected	Risk-free	Fair
	Contractual	of Options	Term	Volatility	Dividend	Interest	Value
Type of Award	Term	Granted	in Yrs	Factor	Yield	Rate	Per Share

Non-qualified stock options	9.78 Years	348,032	6.14	57.1%	0%	2.62%	$3.45

Non-qualified stock options	9.38 Years	1,163,724	Ranging from 4.88 to 5.94	Ranging from 50.6% to 55.1%	0%	Ranging from 3.24% to 3.40%	Ranging from $3.25 to $3.79

Total		1,511,756

An option's expected term is the estimated period between the grant date and the exercise date of the option.  As the expected-term period increases, the fair value of the option and the compensation cost will also increase.  The expected-term assumption is generally calculated using historical stock option exercise data.  The Company does not have historical exercise data to develop such an assumption.  In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 ("SAB 107") provides the use of a simplified expected-term calculation.  Accordingly, the Company calculated the expected terms using the SAB 107 simplified method.

Expected volatility is the measure of how the stock's price is expected to fluctuate over a period of time.  An increase in the expected volatility assumption yields a higher fair value of the stock option.  Expected volatility factors for the stock options were based on the historical fluctuations in the Company's stock price over a period commensurate with the expected term of the option, adjusted for stock splits and dividends.

The expected-dividend yield assumption is traditionally calculated based on a company's historical dividend yield.  An increase to the expected-dividend yield results in a decrease in the fair value of the option and resulting compensation cost.  Although the Company has declared deemed dividends in previous years, most recently in 2005, the amounts and timing of any future dividends cannot be reasonably estimated.  Therefore, for purposes of calculating fair value, the Company has assumed an expected-dividend yield of 0 percent.

The risk-free interest rate assumptions are based on the annual yield on the measurement date of a zero-coupon U.S. Treasury bond, the maturity of which equals the option's expected term.  Higher assumed interest rates yield higher fair values.

2008 Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards* ($/Sh)	Closing Price on Grant Date ($)	Grant Date Fair Value of Option Awards

Charles E. Harris	August 13, 2008	187,039	$6.92	$7.14	$607,877

Douglas W. Jamison	March 19, 2008	72,550	$6.18	$6.20	$250,298
	August 13, 2008	199,682	$6.92	$7.14	$756,795

Daniel B. Wolfe	March 19, 2008	72,550	$6.18	$6.20	$250,298
	August 13, 2008	199,682	$6.92	$7.14	$756,795

Alexei A. Andreev	March 19, 2008	72,550	$6.18	$6.20	$250,298
	August 13, 2008	199,682	$6.92	$7.14	$756,795

Michael A. Janse	March 19, 2008	72,550	$6.18	$6.20	$250,298
	August 13, 2008	199,682	$6.92	$7.14	$756,795

*Equals the closing volume weighted average price on the date of grant.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Charles E. Harris	681,530	0	$10.11	June 26, 2016
	18,711	0	$10.11	June 26, 2016
	26,666	0	$10.11	June 26, 2009
	240,981	0	$11.11	June 26, 2016
	187,039	0	$6.92	Dec. 27, 2017
Douglas W. Jamison	18,538	59,346 (1)	$10.11	June 26, 2016
	160,000	0	$10.11	June 26, 2009
	0	92,365(2)	$11.11	Dec. 27, 2010
	110,135	0	$11.11	Dec. 27, 2009
	0	72,550(3)	$6.18	Dec. 27, 2017
	0	199,682(4)	$6.92	Dec. 27, 2017
Daniel B. Wolfe	27,076	59,346 (1)	$10.11	June 26, 2016
	53,334	0	$10.11	June 26, 2009
	0	29,557(2)	$11.11	Dec. 27, 2010
	35,243	0	$11.11	Dec. 27, 2009
	0	72,550(3)	$6.18	Dec. 27, 2017
	0	199,682(4)	$6.92	Dec. 27, 2017
Alexei A. Andreev	22,626	59,346(1)	$10.11	June 26, 2016
	160,000	0	$10.11	June 26, 2009
	88,108	0	$11.11	Dec. 27, 2009
	0	73,892(2)	$11.11	Dec. 27, 2010
	0	72,550(3)	$6.18	Dec. 27, 2017
	0	199,682(4)	$6.92	Dec. 27, 2017
Michael A. Janse	248,108	0	$11.11	Dec. 27, 2009
	0	73,892(2)	$11.11	Dec. 27, 2010
	19,782	59,346(5)	$11.11	June 26, 2016
	0	72,550(4)	$6.18	Dec. 27, 2017
	0	199,682(4)	6.92	Dec. 27, 2017

(1)	Options vest in six equal installments on June 26, 2009, June 26, 2010, June 26, 2011, June 26, 2012, June 26, 2013, and June 26, 2014.
(2)	Options vest 100% on December 27, 2009.
(3)	Options vest in four equal installments on March 19, 2009, March 19, 2010, March 19, 2011, and March 19, 2012.
(4)	Options vest in four equal installments on August 13, 2009, August 13, 2010, August 13, 2011 and August 13, 2012.
(5)	Options vest in six equal installments on June 27, 2009, June 27, 2010, June 27, 2011, June 27, 2012, June 27, 2013, and June 27, 2014.

2008 Option Exercises and Stock Vested

The following table presents information regarding the exercises of stock options by named executive officers for the fiscal year ended December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Charles E. Harris	0	0
Douglas W. Jamison	0	0
Daniel B. Wolfe	0	0
Alexei A. Andreev	0	0
Michael A. Janse	0	0

2008 Pension Benefits

The following table presents information about the pension benefits attributable to the named executive officers as of December 31, 2008, and any pension benefit payments to them during 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Charles E. Harris	Executive Mandatory Retirement Plan	25	151,443	0
Douglas W. Jamison	Executive Mandatory Retirement Plan	4	0	0
Daniel B. Wolfe	Executive Mandatory Retirement Plan	1	0	0

The present value of accumulated benefits amount reported in the table above was calculated pursuant to FAS 87, "Employers' Accounting for Pensions" and FAS 158, "Employers' Accounting for Pensions and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)."  Several statistical and other factors that attempt to anticipate future events are used in calculating the expense and liability values related to our pension plan.  These factors include a discount rate assumption of 5.75 percent and use of the 94GAM mortality table.  The calculation also assumes that the benefit is earned uniformly over the employees' careers.  Any benefit attributable to service prior to the effective date of the plan is amortized over each person's future working lifetime.

Executive Mandatory Retirement Benefit Plan

On March 20, 2003, in order to begin planning for eventual management succession, the Board of Directors voted to establish the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy-making position. The plan was amended and restated effective January 1, 2005, to comply with certain provisions of the Code.  There are currently four individuals serving in positions, or who served in positions, that qualify under the plan: Charles E. Harris, the former Chairman and Chief Executive Officer, Douglas W. Jamison, the Chairman and Chief Executive Officer, Daniel B. Wolfe, the President, Chief Operating Officer and Chief Financial Officer, and Mel P. Melsheimer, the former President, Chief Operating Officer and Chief Financial Officer.  Under this plan, mandatory retirement takes place effective December 31 of the year in which the eligible individuals attain the age of 65.  On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine for our benefit to postpone the mandatory retirement date for that individual for one additional year.

Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year.  The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing 401(k) plan do not equal this threshold.  The Executive Mandatory Retirement Plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans.  For individuals retiring after 2007, the benefit under the plan is paid to the qualifying individual in the form of a lump sum, and is paid six months and one day after the individual's separation from service with the Company.  Mr. Harris's mandatory benefit will be approximately $151,443 and will be paid as a lump sum on July 1, 2009.

2008 Non-Qualified Deferred Compensation

The following table presents information regarding the Company's Amended and Restated Supplemental Executive Retirement Plan for the fiscal year ended December 31, 2008.

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Charles E. Harris	0	314,623	96,528	2,889,717	188,454

(1)	This amount is included in the Summary Compensation Table under "All Other Compensation."

SERP

The Employment Agreement provides that we adopt a supplemental executive retirement plan (the "SERP") for the benefit of Mr. Harris.  Under the SERP, we caused an amount equal to one-twelfth of Mr. Harris's current annual salary to be credited each month (a "Monthly Credit") to a special account maintained on our books for the benefit of Mr. Harris (the "SERP Account"), provided that Mr. Harris was employed by us on the last business day of such month.  The amounts credited to the SERP Account were deemed invested or reinvested in such investments as were requested by Mr. Harris and agreed to by the Company.  The SERP Account is credited and debited to reflect the deemed investment returns, losses and expenses attributed to such deemed investments and reinvestments in accordance with the terms of the SERP.  Mr. Harris's benefit under the SERP equals the balance in the SERP Account and such benefit will always be 100 percent vested (i.e., not forfeitable).

In 2005, Mr. Harris received a $125,000 distribution from the SERP Account.  On May 30, 2008, Mr. Harris was paid a lump sum of $2,889,717, and the balance at December 31, 2008 plus interest and earnings will be paid on July 31, 2009.

If Mr. Harris dies before the entire benefit under the SERP Account has been paid to him, the amount remaining in the SERP Account will be distributed to his beneficiary in a lump-sum payment the earlier of (1) July 31, 2009 or (2) on the 90th day after the date of his death.

With the retirement of Mr. Harris on December 31, 2008, no employees are entitled to any non-qualified deferred compensation benefits (other than pursuant to the Executive Mandatory Retirement Plan as described above).

Potential Payments upon Termination or Change in Control

Other than Mr. Harris, who was entitled to certain severance protections pursuant to his Employment Agreement, as of December 31, 2008, none of our executive officers had a change in control agreement or was entitled to any special payments solely upon a change in control.  See "2008 Pension Benefits" and "2008 Non-Qualified Deferred Compensation" above for information about pension and other deferred compensation benefits.

On June 30, 1994, we adopted the Medical Benefit Retirement Plan.  On February 10, 1997, we amended this plan to include employees who have seven full years of service and have attained 58 years of age.  On November 3, 2005, we amended this plan to reverse the 1997 amendment for future retirees and to remove dependents other than spouses from the plan.  The coverage is secondary to any government or subsequent employer-provided health-insurance plans.  The annual premium cost to us with respect to the entitled retiree shall not exceed $14,891 for 2008.  As of December 31, 2008, 2007 and 2006, we had liabilities of $1,018,311, $913,904 and $791,972, respectively, for the plan; there are no plan assets.

The stock options of retirees who qualify for the Medical Benefit Retirement Plan will remain exercisable (to the extent exercisable at the time of the optionee's termination) post retirement, subject to certain conditions, if such retiree executes a post-termination non-solicitation agreement, in a form reasonably acceptable to the Company, until the expiration of its term.  Effective as of July 31, 2008, Mr. Harris and the Company entered into the Nonsolicitation and Noncompetition Agreement (the “Agreement”).  Pursuant to the Agreement, Mr. Harris has agreed not to compete with the Company by generally not engaging in investing activities in privately held companies in the area of tiny technology, nor to solicit the Company's employees for employment until the later of (i) three (3) years from the effective date of the Agreement, or (ii) the date on which he no longer holds any exercisable stock options under any of the Company's current stock option award agreements.  By executing the Agreement, Mr. Harris satisfied the requirement set forth in his current stock option award agreements to permit the extension of the exercise periods for his outstanding stock options beyond his retirement.  Mr. Harris's exercisable options as of December 31, 2008, are reflected in the table "2008 Outstanding Equity Awards at Fiscal Year-End."

Pursuant to his Employment Agreement, upon his retirement on December 31, 2008, Mr. Harris was entitled to (1) earned but unpaid base salary, (2) benefits under the Medical Benefit Retirement Plan, and (3) the amounts described under "2008 Pension Benefits" and "2008 Non-Qualified Deferred Compensation" above.

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the year ended December 31, 2008.  During 2008, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

2008 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	40,500	0	40,500
Dr. C. Wayne Bardin	39,000	0	39,000
Dr. Phillip A. Bauman	42,000	0	42,000
G. Morgan Browne	43,500	0	43,500
Dugald A. Fletcher	52,500	0	52,500
Charles E. Ramsey	37,500	0	37,500
James E. Roberts	51,000	0	51,000
Richard P. Shanley	41,750	0	41,750

Interested Directors:
Charles E. Harris(1)(2)	0	0	0
Douglas W. Jamison(1)	0	0	0
Kelly S. Kirkpatrick	6,025	3,000(3)	9,025
Lori D. Pressman	21,000	41,863(4)	62,863
——————————
(1)	Mr. Harris and Mr. Jamison do not receive additional compensation as Directors. Refer to the "2008 Summary Compensation Table" for details of Mr. Harris's and Mr. Jamison's compensation for 2008.

(2)	Mr. Harris retired pursuant to the Company's Mandatory Retirement Benefit Plan on December 31, 2008.

(3)	Represents $3,000 for consulting services. Kelly S. Kirkpatrick did not stand for re-election at the Annual Meeting held on May 1, 2008.

(4)
Represents $41,863 for consulting services.  Ms. Pressman may be considered an "interested person" because of consulting work performed for us.  Additionally, Ms. Pressman was paid $22,413 and $3,438 in 2008 for consulting work for two of our portfolio companies, Ancora Pharmaceuticals and Phoenix Molecular, respectively.  Ms. Pressman's total compensation paid by us and our portfolio companies for the last two fiscal years is $153,777.

There are no outstanding option awards to outside directors.

The directors who are not officers receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, and a monthly retainer of $750.  Each non-employee committee Chairman receives an additional monthly retainer of $250.  The Lead Independent Director receives an additional monthly retainer of $500.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP ("PwC") has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2009. This selection is subject to ratification or rejection by the shareholders of the Company.  The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Fees Paid to PwC for 2008 and 2007

PwC performed various audit and other services for us during 2008.  The following table presents a summary of the 2008 and 2007 fees billed by PwC:

	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007
Audit Fees	$395,500	$338,800
Audit-Related Fees	0	0
Tax Fees	33,000	30,000
All Other Fees	1,626	1,626
TOTAL FEES:	$430,126	$370,426

Audit Fees

Audit fees include fees for professional services rendered by PwC, in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees."

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance.  These services included assistance regarding federal, state and local tax compliance, including tax-return preparation.

All Other Fees

All other fees would include fees for products and services other than the services reported above.  In 2007 and 2008, these services include an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2008 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of March 17, 2009, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter.  Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-846-9832 or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of March 17, 2009, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
111 West 57th Street, Suite 1100
New York, NY  10019

Submission of Shareholder Proposals

Under SEC rules, any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2010 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 111 West 57th Street, New York, New York 10019, no later than November 25, 2009, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2010 Annual Meeting of Shareholders.

Shareholders who do not wish to follow the SEC rules for submitting a proposal must notify the Company in accordance with the provisions of the Company's Bylaws.  Under our Bylaws, nominations for director may be made only by the Board or by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between January 5, 2010, and February 4, 2010); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.  The Bylaws also provide that no business may be brought before an Annual Meeting of Shareholders except as specified in the Notice of the Meeting or as otherwise properly brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.  Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's Annual Meeting of Shareholders or the date specified by the advance notice provision in our Bylaws.  Our Bylaws contain such an advance notice provision as described above.  For our Annual Meeting of Shareholders expected to be held in May of 2010, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.

By Order of the Board of Directors,

New York, New York	Sandra M. Forman
March 25, 2009	Secretary

**HARRIS & HARRIS GROUP, INC.**

111 West 57th Street
New York, NY 10019

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby appoints DOUGLAS W. JAMISON, DANIEL B. WOLFE and MARY P. BRADY and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders to be held on May 5, 2009, or at any postponements or adjournments thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponements or adjournments thereof.

**The Board of Directors recommends a vote "FOR" all the nominees listed in Item 1 and "FOR" Item 2.**

**When properly executed, this proxy will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy will be voted "FOR" Items 1 and 2.**

**(Continued and to be signed on the reverse side)**

14475

ANNUAL MEETING OF SHAREHOLDERS OF

# HARRIS & HARRIS GROUP, INC.

May 5, 2009

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.tinytechvc.com/newsite/PDFs/2009Proxy.pdf

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030000000000000000 0 050509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ W. DILLAWAY AYRES, JR.
- ○ DR. C. WAYNE BARDIN
- ○ DR. PHILLIP A. BAUMAN
- ○ G. MORGAN BROWNE
- ○ DUGALD A. FLETCHER
- ○ DOUGLAS W. JAMISON
- ○ LORI D. PRESSMAN
- ○ CHARLES E. RAMSEY
- ○ JAMES E. ROBERTS
- ○ RICHARD P. SHANLEY

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.

**Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.**

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.